UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2012

GENTA INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19635	33-0326866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

As previously reported, on March 28, 2012, Genta Incorporated (the “Company”) entered into a securities purchase agreement (the “March 2012 Purchase Agreement”) with certain accredited investors listed on the signature pages thereto (the “I Note Investors”), pursuant to which the Company agreed to issue up to $13.5 million (the “Offering Amount”) of 6.00% senior secured convertible promissory notes due March 30, 2022 (the “I Notes”), convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion rate of 100,000 shares of Common Stock for every $100 of principal and accrued interest due under the I Notes. In connection with the signing of the March 2012 Purchase Agreement, the Company received gross proceeds of $2.0 million cash and was allowed to cancel approximately $2.0 million in principal amount of certain 2008 senior secured convertible notes.  The Company issued an aggregate principal amount of $2.25 million of I Notes to the I Note Investors, and the I Note Investors retained an option to purchase an additional $11.25 million of I Notes in a pro rata amount equal to each I Note Investor’s original investment (the “Purchase Option”). The issuance of the I Notes is referred to herein as the “March 2012 Financing.”

On June 14, 2012, the Company and the requisite majority of the I Note Investors entered into an amendment to the March 2012 Purchase Agreement (the “Amendment”) to increase the aggregate Offering Amount to $16.0 million of I Notes and to provide for an exercise of the Purchase Option by the I Note Investors on a pro rata basis, in an amount equal to $2.5 million (the “June 2012 Option Exercise”).  On June 14, 2012, pursuant to the June 2012 Option Exercise, certain I Note Investors exercised a portion of the Purchase Option.  Pursuant to such exercise, the Company received $2.35 million of gross proceeds in exchange for issuing an additional principal amount of $2.35 million of I Notes to such participating I Note Investors (the “June 2012 Financing”). Following the June 2012 Option Exercise, the I Note Investors’ remaining Purchase Option was to be equal to an aggregate of $11.25 million (which was adjusted down as a result of certain provisions of  the Amendment as described below) and will expire five (5) years from the date of the initial closing of the March 2012 Financing. In addition, the Amendment provides that if any I Note Investor from the March 2012 Financing does not participate in the June 2012 Option Exercise in an amount equal to its pro rata portion of the Purchase Option being exercised  (a “Non-Participating Investor”), then such Non-Participating Investor shall forfeit its portion of the Purchase Option.  Two I Note Investors did not exercise their pro rata portion of the Purchase Option in the June 2012 Option Exercise and forfeited their portion of the Purchase Option.  As a result, the I Note Investors’ remaining Purchase Option is equal to an aggregate amount of $10.65 million.

On June 14, 2012, the Company and certain holders of its existing convertible notes entered into an amendment to the Note Amendment Agreement dated March 30, 2012 and I Notes (the “Note Amendment”) in which the conversion limitation formula set forth in the convertible notes of the Company held by any Non-Participating Investor, including I Notes, shall be revised so as to no longer permit conversions of such notes by any Non-Participating Investor.  Except as amended by the Note Amendment, the terms of the additional I Notes are the same as previously disclosed in connection with the March 2012 Financing.  Proceeds from the June 2012 Financing will be used for general corporate purposes.

On June 14, 2012, the Company entered into separate waiver agreements with certain of the I Note Investors (“Waiver Agreements”), whereby during the week of June 18, 2012 to June 24, 2012, the weekly Conversion Cap, as defined in the Note Amendment Agreement dated March 30, 2012 and I Notes, for all convertible notes of the Company, including I Notes, held by each such I Note Investor will be increased to 0.12410%, and each such I Note Investor affirmatively agreed to convert the maximum permissible amount of convertible notes held by such I Note Investor (as increased by the Waiver Agreements) on June 18, 2012.  Notwithstanding the foregoing, in no event will any such I Note Investor’s ownership of Common Stock be allowed to exceed 9.999% of the then issued and outstanding shares of Common Stock.

The sale of the additional I Notes, and the Common Stock issuable upon conversion of the additional I Notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements.  The issuance of the securities in this transaction was exempt from registration under Section 4(2) of the Securities Act.

A complete copy of each of the form of Amendment, form of Note Amendment and form of the Waiver Agreements is attached as an exhibit to this Form 8-K.  The foregoing description of the June 2012 Financing, and any other documents or filings referenced herein, are qualified in their entirety by reference to such exhibits, documents or filings.

Item 3.02.            Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01.            Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Amendment (filed herewith).
10.2 10.3	Form of Note Amendment (filed herewith). Form of Waiver Agreement (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

By:	/s/ Gary Siegel
Name: Gary Siegel
Title: Vice President, Finance

Dated:  June 15, 2012